SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 5, 2004

Date of Report (Date of Earliest Event Reported)

WINSTON HOTELS, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	0-23732	56-1872141

(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina 27612

(Address of Principal Executive Offices) (Zip Code)

(919) 510-6010

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On October 5, 2004, our wholly-owned subsidiary, Winston Finance Partners LLC (“Winston Finance”), entered into a $50 million master repurchase agreement with Marathon Structured Finance Fund, LP (“Marathon”) to finance our hotel loan investments (“assets”) on a short-term basis. Under the agreement, Winston Finance will sell assets to Marathon and agree to repurchase those assets on a date certain. Typically, the purchase price will be no more than 65% of the value of the asset, except for development and redevelopment assets where the limit is 45% of the asset value. In general, the repurchase price will equal the original purchase price of the asset plus accrued but unpaid interest. We typically will pay interest to Marathon at LIBOR plus 450 basis points for loans made by us to acquire existing hotels and LIBOR plus 550 basis points, plus one percent of the total loan amount as an origination fee, for loans made by us to develop new hotels or redevelop existing hotels. Marathon gets a security interest in each asset subject to the facility.

The repurchase agreement is a $50 million uncommitted lending facility, meaning Marathon must agree to each asset financed under the agreement. At no time is the facility allowed to exceed $50 million. The facility established by the agreement is set to expire on the one year anniversary of the agreement’s effective date. The facility, however, may be renewed for two more successive periods of one year, at the option of Winston Finance, as long as no events of default are existing at that time. If the value of an asset financed under the facility decreases, then Marathon can require that we deposit eligible assets, either cash, letters of credit, or qualified loans, into a margin account as additional collateral for the facility, or repurchase the asset. Assets can be repurchased by us voluntarily at any time.

Monthly payments on an asset subject to the facility will be swept into a collection account and distributed monthly. Distributions from the collection account will be made first to sums due Marathon, including the interest, then fees and expenses, any contribution due to the margin account or any required repurchase price with the balance distributed as directed by us. We are required to maintain a liquidity facility that is the greater of $5,000,000 or six months interest on the amount of the facility that has been advanced. That liquidity is currently in the form of a letter of credit made available by our operating partnership, WINN Limited Partnership, but could be in a combination of a letter of credit and eligible assets pledged to Marathon.

We are required to maintain certain routine covenants during the term of the agreement, including without limitation, providing financial reports to Marathon, maintaining Winston Finance as a special purpose entity, not undertaking a merger or other fundamental transaction without Marathon’s consent, and maintaining the liquidity pledged to Marathon. The agreements require that all assets subject to the facility have the related loan documents delivered to Branch Banking and Trust Company, who holds them as a custodian so long as the assets are subject to the facility.

In addition to being an uncommitted facility, if an event of default (as defined in the agreement) occurs, we will be unable to finance assets under the facility and our obligation to repurchase assets financed under the facility may, at the option of Marathon, be accelerated. The definition of an event of default includes, among others, the following events: (i) failure to pay sums due under the agreement, (ii) failure to repurchase an asset as required, (iii) failure to maintain the required liquidity, and (iv) undergoing a change in control of the company.

If Winston Finance defaults under the agreement, then Marathon has most standard lender remedies, including, demanding all assets be repurchased, selling the assets subject to the facility, and drawing upon the margin account and the liquidity facility. A default under this facility could trigger a default under our master line of credit, which could accelerate amounts due under that agreement as well.

A copy of the master repurchase agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01      Financial Statements and Exhibits.

     (c) Exhibits.

10.1	Master Repurchase Agreement Between Marathon Structured Finance Fund, LP and Winston Finance Partners LLC dated as of October 5, 2004.

99.1	Press release dated October 11, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINSTON HOTELS, INC.

October 12, 2004	/s/ Joseph V. Green

Joseph V. Green
President and Chief Financial Officer

WINSTON HOTELS, INC.
INDEX TO EXHIBITS

Exhibit Number

10.1	Master Repurchase Agreement Between Marathon Structured Finance Fund, LP and Winston Finance Partners LLC dated as of October 5, 2004.

99.1	Press release dated October 11, 2004.